Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

October 24, 2013

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, CA 94103

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-191552), as amended (the “Registration Statement”), filed by Twitter, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 80,500,000 shares (including up to 10,500,000 shares issuable upon exercise of an option granted to the underwriters by the Company) of the Company’s common stock, $0.000005 par value per share (the “Shares”), to be issued and sold by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when such Shares are issued and paid for in accordance

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PALO ALTO         SAN DIEGO         SAN FRANCISCO         SEATTLE         SHANGHAI         WASHINGTON, DC

Twitter, Inc.

October 24, 2013

with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation